                           CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in Post-Effective Amendment No. 14 to the registration statement (Form N-1A,
No. 33-53532) and related No-Load Class and Advisor Class A and Advisor Class B Prospectuses of SAFECO Tax-Exempt Bond Trust.

We also consent to the incorporation by reference therein of our report dated February 5, 1999 with respect to the financial statements of SAFECO Tax-Exempt Bond Trust as of and for the year ended December 31, 1998 included in the 1998 Annual Report filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
April 27, 1999